Exhibit 99.1

Aratana Therapeutics Reports Second Quarter 2018 Financial Results

LEAWOOD, Kan., August 2, 2018 -- Aratana Therapeutics, Inc. (Nasdaq: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative therapeutics for dogs and cats, announced its second quarter 2018 financial results. For the second quarter ended June 30, 2018, Aratana reported total net revenues of $4.9 million and a net loss of $6.4 million or $0.14 diluted loss per share.

"We believe that our therapeutics, Entyce, Nocita and Galliprant, are helping to elevate the standard of care in veterinary medicine as is evident from the strong clinic uptake, quarter-over-quarter growth and enthusiasm expressed to us by veterinarians," stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. "Our commercial organization continues to concentrate on expanding our access to target accounts and growing same clinic revenue.”

Business Updates

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Aratana recorded ENTYCE® (capromorelin oral solution) net product sales of $1.3 million in the second quarter of 2018. Approximately 10,000 veterinary clinics in the United States have ordered ENTYCE, an appetite stimulant for dogs, and more than half of ENTYCE customers re-ordered in the second quarter of 2018. In the accounts targeted by Aratana’s therapeutic specialists (sales representatives) in the second quarter of 2018, net sales were 250 percent higher as compared to non-targeted accounts. Additionally, within targeted accounts, we observed a positive correlation between the number of interactions (educational events or promotion by our therapeutic specialists) and ENTYCE net sales. Hence, in the second half of the year, Aratana plans to continue educational efforts in targeted accounts to increase the frequency of use and duration of therapy.

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In the second quarter of 2018, the Company reported $1.8 million of NOCITA® (bupivacaine liposome injectable suspension) net product sales. The therapeutic, which provides local post-operative analgesia for up to 72 hours following cranial cruciate ligament surgery in dogs, continues to show quarter-over-quarter sequential growth due to strong re-order rates, brand awareness and satisfaction among surgeons.

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In July 2018, Aratana announced it amended its agreements with the supplier of NOCITA, Pacira Pharmaceuticals, Inc., to include a 10 mL vial size. Aratana believes a 10 mL vial has the potential to be used by veterinarians for dosing smaller dogs. The Company anticipates commencing the FDA post-approval submission process and if approved, Aratana anticipates NOCITA could be available to veterinarians in a 10 mL vial size in the fall of 2019.

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Aratana recorded $1.9 million in licensing and collaboration revenue in the second quarter of 2018 for GALLIPRANT® (grapiprant tablets), which was generated from Elanco Animal Health (a division of Eli Lilly & Co.) recording approximately $10 million in net product sales. According to third-party market research conducted in June 2018, GALLIPRANT, which is for the control of pain and inflammation associated with osteoarthritis in dogs, continues to grow market share in a competitive category and is the second-leading NSAID prescribed by veterinarians. Assuming GALLIPRANT quarterly sales trends remain consistent, Aratana expects to achieve a $15.0 million commercial milestone in 2018.

Financial Results

The second quarter 2018 net loss was $6.4 million or $0.14 diluted loss per share compared to a net loss of $10.4 million or $0.26 diluted loss per share for the corresponding quarter of 2017. Aratana reported $4.9 million in net revenues for the quarter ended June 30, 2018 compared to $5.2 million in net revenues in the second quarter of 2017. In the second quarter of 2018, the Company recognized $1.8 million in net product sales of NOCITA, $1.3 million in net product sales of ENTYCE and $1.9 million in licensing and collaboration revenue from Elanco for GALLIPRANT. In comparison, net revenues in the second quarter of 2017 included $3.7 million in product sales of finished goods sold to Elanco, $0.8 million in licensing and collaboration revenue from Elanco for GALLIPRANT and $0.6 million in net product sales of NOCITA.

The cost of product sales totaled $1.3 million in the second quarter of 2018 in comparison to $3.7 million in the corresponding period in 2017. The decrease year-over-year in cost of product sales was primarily due to Elanco assuming responsibility for GALLIPRANT manufacturing.

Research and development expenses totaled $1.6 million in the second quarter of 2018 compared to $3.7 million for the corresponding quarter ended June 30, 2017. The decrease in research and development expenses was primarily due to fewer on-going pivotal studies compared to the corresponding period in 2017.

Selling, general and administrative expenses totaled $6.7 million for the second quarter ended June 30, 2018 compared to $6.9 million for the same period in 2017.

As of June 30, 2018, Aratana had approximately $60.4 million in cash, cash equivalents, restricted cash and short-term investments, which includes net proceeds in the second quarter from its at-the-market sales agreement of approximately $3.8 million. Consistent with previous guidance, for the remainder of 2018, the Company expects approximately $15 million of additional cash to be used for on-going operations, as well as another approximately $9.8 million of cash to be used to cover its existing debt principal obligations for the remainder of the year.

Webcast & Conference Call Details

The Company will host a live conference call on Friday, August 3, 2018 at 8:30 a.m. ET to discuss financial results from the second quarter ended June 30, 2018.

Interested participants and investors may access the audio webcast (https://www.webcaster4.com/Webcast/Page/421/26542) or use the conference call dial-in:

1 (866) 364-3820 (U.S.)

1 (855) 669-9657 (Canada)

1 (412) 902-4210 (International)

A replay of the second quarter 2018 results teleconference will be available the same day of the event by approximately 11 a.m. ET and an audio webcast will be accessible for 90 days in the Aratana Investor Room. For a replay of the call, use the below dial-in and conference ID 10122186:

1 (877) 344-7529 (U.S.)

1 (855) 669-9658 (Canada)

1 (412) 317-0088 (International)

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative therapeutics for dogs and cats. As a pioneer in pet therapeutics, Aratana’s mission is to deliver safe and effective therapeutics that elevate the standard of care in veterinary medicine. We work with companion animal veterinarians to bring new therapeutics to market that support the needs of pets and their owners. For more information, please visit www.aratana.com.

IMPORTANT SAFETY INFORMATION

GALLIPRANT® (grapiprant tablets) is not for use in humans. For use in dogs only. Keep this and all medications out of reach of children and pets. Store out of reach of dogs and other pets in a secured location in order to prevent accidental ingestion or overdose. Do not use in dogs that have a hypersensitivity to grapiprant. If Galliprant is used long term, appropriate monitoring is recommended. Concomitant use of Galliprant with other anti-inflammatory drugs, such as COX-inhibiting NSAIDs or corticosteroids, should be avoided. Concurrent use with other anti-inflammatory drugs or protein-bound drugs has not been studied. The safe use of Galliprant has not been evaluated in dogs younger than 9 months of age and less than 8 lbs (3.6 kg), dogs used for breeding, pregnant or lactating dogs, or dogs with cardiac disease. The most common adverse reactions were vomiting, diarrhea, decreased appetite, and lethargy. Please see full product label or call 1-888-545-5973 for full prescribing information (https://assets.ctfassets.net/0kto1cmw1iq5/5PEbZTfRluMA00u4MaQYUU/8df5bee10c6fa00d378f86de0259c429/galliprantpi.pdf).

ENTYCE® (capromorelin oral solution) is for use in dogs only. Do not use in breeding, pregnant or lactating dogs. Use with caution in dogs with hepatic dysfunction or renal insufficiency. Adverse reactions in dogs may include diarrhea, vomiting, polydipsia, and hypersalivation. Should not be used in dogs that have a hypersensitivity to capromorelin. Please see the full Prescribing Information (https://www.aratana.com/wp-content/uploads/2016/12/ENTYCE-Pkg_Insert-8_5x11-FINAL.pdf?_ga=2.77189909.1895746144.1518451955-445940098.1507233446)  for more detail.

NOCITA® (bupivacaine liposome injectable suspension) is for local infiltration injection in dogs only. Do not use in dogs younger than 5 months of age, dogs that are pregnant, lactating or intended for breeding. Do not administer by intravenous or intra‐arterial injection. Adverse reactions in dogs may include discharge from incision, incisional inflammation and vomiting. Avoid concurrent use with bupivacaine HCl, lidocaine or other amide local anesthetics. Please see the full Prescribing Information (https://www.aratana.com/wp-content/uploads/2016/08/NOCITA-Prescribing-Information.pdf) for more detail.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to anticipated financial performance; our anticipated use of cash in the remainder of 2018; our ability to bring innovative therapeutics to the market; steps necessary for and timing of regulatory submissions and approvals of therapeutic candidates; study, development and commercialization of therapeutics or therapeutic candidates; timing of anticipated study results; increased market recognition of and demand for our therapeutics; potential use and timing of availability of the 10 mL vial size of NOCITA; expectations regarding trends in selling, general and administrative expenses; and statements regarding the Company's efforts, plans and opportunities, including, without limitation, advancing our therapeutic candidates and offering innovative therapeutics that help manage pet's medical needs safely and effectively and that result in longer and improved quality of life for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets; risks pertaining to stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to achieve market acceptance or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our approved therapeutics and therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our approved therapeutics and therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the effectiveness of our internal controls; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; the impact of tax reform legislation; impacts of generic products; safety or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 14, 2018, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:

Craig Tooman

ctooman@aratana.com

(913) 353-1026

For media inquiries:

Rachel Reiff

rreiff@aratana.com

(913) 353-1050

ARATANA THERAPEUTICS, INC.

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
Licensing and collaboration revenue	$1,891	$804	$3,597	$1,707
Product sales	3,017	4,354	5,354	7,246
Total revenues	4,908	5,158	8,951	8,953
Costs and expenses
Cost of product sales	1,305	3,691	1,841	6,785
Royalty expense	915	353	1,721	676
Research and development	1,576	3,700	3,781	8,354
Selling, general and administrative	6,709	6,918	14,408	14,413
Amortization of intangible assets	129	86	259	150
In-process research and development	—	—	500	—
Total costs and expenses	10,634	14,748	22,510	30,378
Loss from operations	(5,726)	(9,590)	(13,559)	(21,425)
Other income (expense)
Interest income	141	88	282	173
Interest expense	(788)	(871)	(1,641)	(1,731)
Other expense, net	—	(7)	(3)	(9)
Total other expense	(647)	(790)	(1,362)	(1,567)
Net loss	$(6,373)	$(10,380)	$(14,921)	$(22,992)
Net loss per share, basic and diluted	$(0.14)	$(0.26)	$(0.33)	$(0.60)
Weighted average shares outstanding, basic and diluted	46,258,395	40,206,042	45,527,293	38,486,329

ARATANA THERAPEUTICS, INC.

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$60,034	$67,615
Accounts receivable, net and prepaid expenses and other current assets	3,763	4,048
Inventories	15,196	13,576
Total current assets	78,993	85,239
Property and equipment, net	929	1,166
Goodwill	40,846	41,295
Intangible assets, net	6,357	6,616
Restricted cash	350	350
Other long-term assets	502	526
Total assets	$127,977	$135,192
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$4,595	$11,163
Licensing and collaboration commitment	200	7,000
Current portion – loans payable	21,333	17,333
Total current liabilities	26,128	35,496
Loans payable, net	8,271	19,492
Other long-term liabilities	64	70
Total liabilities	34,463	55,058
Total stockholders’ equity	93,514	80,134
Total liabilities and stockholders’ equity	$127,977	$135,192